CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  606063

                         March 16, 2000



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532


   Re:  The First Trust GNMA Reinvestment Income Trust, Series
                         77 & Series 78

Gentlemen:

     We have served as counsel for Nike Securities L.P., as Sponsor and Depositor of The First Trust GNMA Reinvestment Income Trust, Series 77 & Series 78 (the "Fund"), in connection with the preparation, execution and delivery of a Trust Agreement dated March 16, 2000 among Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee, Securities Evaluation Service, Inc., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In  connection  therewith, we have examined  such  pertinent records  and  documents  and matters of law  as  we  have  deemed
necessary  in  order  to  enable  us  to  express  the   opinions
hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

      1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

      2. The Units in the Fund, however evidenced, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-32300) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                    Respectfully submitted,


                                    CHAPMAN AND CUTLER
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